Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Caterpillar Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Other	12,000,000 (2)	$247.93 (3)	$2,975,160,000.00	$110.20 per $1,000,000	$327,862.63
Total Offering Amounts					$2,975,160,000.00		$327,862.63
Total Fee Offsets							$0
Net Fee Due							$327,862.63

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate amount of additional securities that may be issued under the Plan pursuant to the anti-dilution provisions of such plan.

(2)	As described in the Explanatory Note in this Registration Statement, represents 8,000,000 New Shares and 4,000,000 Carryover Shares available for issuance under the Plan.

(3)	Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of a share of Caterpillar Inc. Common Stock, as reported on the New York Stock Exchange on June 16, 2023.